Exhibit 99.1

Press Release
Contact:
David W. Wehlmann Executive Vice President & Chief Financial Officer

Amex Symbol: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — APRIL 21, 2004, GREY WOLF, INC. ANNOUNCES EXERCISE OF OPTION TO PURCHASE ADDITIONAL $25.0 MILLION OF FLOATING RATE CONTINGENT CONVERTIBLE SENIOR NOTES.

Houston, Texas, April 21, 2004—Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW), announced today that one of the initial purchasers in the Company’s previously announced private offering of $100.0 million aggregate principal amount of floating rate contingent convertible senior notes due 2024 has exercised its full option to purchase an additional $25.0 million aggregate principal amount of the notes. This transaction is expected to close on April 27, 2004 and upon closing there will be $125.0 million aggregate principal amount of the notes outstanding.

The additional notes will have the same terms as those issued on March 31, 2004. The Company will use the net proceeds for general corporate purposes.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the Ark-La-Tex, Gulf Coast, Mississippi/Alabama, South Texas, West Texas and Rocky Mountain regions with a total drilling rig fleet of 127.

#######

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com